Registration No. 333-
As filed with the Securities and Exchange Commission, June 5, 2019

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
____________
MSA SAFETY INCORPORATED
(Exact name of registrant as specified in its charter)
____________

Pennsylvania	46-4914539
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Cranberry Woods Drive Cranberry Township, PA (Address of Principal Executive Offices)	16066 (Zip code)
____________
Sierra Monitor Corporation 2006 Equity Incentive Plan
Sierra Monitor Corporation 2016 Equity Incentive Plan
(Full title of the plan)
____________
Douglas K. McClaine, Esq.
MSA Safety Incorporated
1000 Cranberry Woods Drive
Cranberry Township, Pennsylvania 16066
Telephone: (724) 776-8600
(Name, address and telephone number, including area code, of agent for service)
____________
Copies of communications to:
Robert Zinn - David Edgar - Jeffrey Acre
K&L Gates LLP
K&L Gates Center
210 Sixth Avenue
Pittsburgh, Pennsylvania 15222
Telephone: (412) 355-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒ Accelerated filer ☐ Non-accelerated filer ☐ (Do not check if a smaller reporting company)
Smaller reporting company ☐ Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered[1,3]	Proposed maximum offering price per share	Proposed maximum aggregate offering price[2]	Amount of registration fee
Common Stock, without par value	27,278	$98.73	$2,693,156.94	$326.41

[1]
This Registration Statement also registers additional securities to be offered or issued upon any adjustment or change made to the registered securities by reason of any stock split, stock dividend, recapitalization or similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock, no par value (“Common Stock”), as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).

[2]
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The fee is calculated on the basis of the average of the high and low trading prices for the Common Stock on The New York Stock Exchange on May 31, 2019, which was $98.73.

[3]
Represents 27,278 shares of the Registrant’s Common Stock in the aggregate issuable pursuant to stock options and restricted stock awards granted pursuant to the Sierra Monitor Corporation 2006 Equity Incentive Plan and the Sierra Monitor Corporation 2016 Equity Incentive Plan that were assumed by the Registrant in connection with the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of March 28, 2019 (the “Merger Agreement”), by and among the Registrant, Gateway Merger Sub, Inc. and Sierra Monitor Corporation.

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) is filed by MSA Safety Incorporated, a Pennsylvania corporation (the “Registrant”), relating to an aggregate of 27,278 shares of its common stock, no par value (“MSA Common Stock”).
On May 20, 2019, in accordance with the terms and conditions of the Agreement and Plan of Merger, dated as of March 28, 2019 (the “Merger Agreement”), by and among the Registrant, Gateway Merger Sub, Inc. a California corporation and an indirect, wholly owned subsidiary of the Registrant (“Merger Sub”), and Sierra Monitor Corporation, a California corporation (“SMC”), Merger Sub merged with and into SMC, and SMC continued as the surviving corporation and an indirect, wholly owned subsidiary of the Registrant (the “Merger”). Pursuant to the terms of the Merger Agreement, as of the effective time of the Merger (the “Effective Time”), the Registrant assumed an aggregate of 771,622 stock options (each, an “Assumed SMC Option”) and an aggregate of 132,314 shares of restricted stock (each, an “Assumed SMC RSA”) granted pursuant to the Sierra Monitor Corporation 2006 Equity Incentive Plan and the Sierra Monitor Corporation 2016 Equity Incentive Plan (together, the “Plans”).
Each Assumed SMC Option and Assumed SMC RSA is subject to substantially the same terms and conditions as applied to the Assumed SMC Option and Assumed SMC RSA, respectively, immediately prior to the Effective Time, except that the number of shares of MSA Common Stock subject to each Assumed SMC Option and Assumed SMC RSA, and the exercise price of each Assumed SMC Option, has been adjusted in accordance with the terms of the Merger Agreement. Accordingly, an aggregate of 23,285 shares of MSA Common Stock is issuable in connection with the Assumed SMC Options and an aggregate of 3,993 shares of MSA Common Stock is issuable in connection with the Assumed SMC RSAs. Other than the Assumed SMC Options and Assumed SMC RSAs, no other awards outstanding under the Plans were assumed by the Registrant, and no additional awards may be made under the Plans after the Effective Time.
SMC has filed a post-effective amendment on Form S-8 to deregister all shares of SMC Common Stock remaining unsold under its Registration Statements on Form S-8 relating to the Plans, among other compensation plans of SMC.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The document containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Commission are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K filed on February 22, 2019;

(b)	The Registrant’s Quarterly Report on Form 10-Q filed on April 25, 2019;

(c)	The Registrant’s Current Reports on Form 8-K filed on January 28, 2019, February 26, 2019, March 29, 2019 and May 21, 2019; and

(d)
the description of the common stock issued by Mine Safety Appliances Company, a Pennsylvania corporation and predecessor to the Registrant, set forth in such predecessor’s Form 8-A filed June 25, 2004, as such common stock was converted into MSA Common Stock as set forth in the Registrant’s Form 8-K filed March 7, 2014, and any description of the Common Stock which is contained in a later Registration Statement filed by the Company pursuant to the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (other than portions of those documents furnished or otherwise not deemed to be filed), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other contemporaneously or subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
1. Pennsylvania Business Corporation Law. Sections 1741 and 1742 of the Pennsylvania Business Corporation Law (the “BCL”) provide that a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.
BCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:
(1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or
(2) if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or
(3) by the shareholders.
Notwithstanding the above, BCL Section 1743 provides that to the extent that a director, officer, employee or agent of a business corporation is successful on the merits or otherwise in defense of any proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
BCL Section 1745 provides that expenses (including attorneys’ fees) incurred by an officer, director, employee or agent of a business corporation in defending any proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.
BCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or directors or otherwise, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise for any action taken or any failure to take any action whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any action by or in the right of the corporation, provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

BCL Section 1747 permits a Pennsylvania business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.
2. Articles of Incorporation. Article 14th of the Registrant’s Articles of Incorporation was adopted by the shareholders of Mine Safety Appliances Company, predecessor of the Company, at their Annual Meeting held on April 24, 1987. Pursuant to its reorganization into a holding company organizational structure in 2014, the Registrant’s Articles of Incorporation are identical to those of its predecessor. Article 14th provides that, to the fullest extent allowed by the BCL, no director of the Registrant shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director.
3. Indemnification Bylaw. Section 7.01 of the Registrant’s Bylaws (the “Indemnification Bylaw”) was adopted by the shareholders of Mine Safety Appliances Company, predecessor of the Company, at their Annual Meeting held on April 24, 1987. Pursuant to its reorganization into a holding company organizational structure in 2014, the Company’s Bylaws are identical to those of its predecessor. Under the Indemnification Bylaw, except as prohibited by law, every director and officer of the Registrant is entitled as of right to be indemnified by the Registrant against all expenses and liabilities incurred in connection with any actual or threatened claim or proceeding, whether civil, criminal, administrative, investigative or other, whether brought by or in the right of the Registrant or otherwise, in which the director or officer may be involved in any manner, by reason of his or her being or having been a director or officer of the Registrant or by reason of the fact that he or she is or was serving at the request of the Registrant as a director, officer, employee, fiduciary or other representative of another corporation or other entity. In an action brought by a director or officer against the Registrant, the director or officer is only entitled to indemnification for expenses in certain circumstances. Each director and officer is also entitled as of right to have his or her expenses in defending an action paid in advance by the Registrant prior to final disposition of the action, subject to any obligation which may be imposed to reimburse the Registrant in certain events. The Indemnification Bylaw establishes a procedure whereby a director or officer may bring an action against the Registrant if a written claim for indemnification or advancement of expenses is not paid by the Registrant in full within thirty days after the claim has been presented. The director or officer is also entitled to advancement of expenses in this proceeding. The only defense to an action to recover a claim for indemnification is that the indemnitee’s conduct was such that under Pennsylvania law the Registrant is prohibited from indemnifying the indemnitee. The only defense to an action to recover payment of expenses in advance is failure by the indemnitee to make an undertaking to reimburse the Registrant if such an undertaking is required. In addition, Section 7.02 of the Registrant’s Bylaws, like Article 14th of the Registrant’s Articles of Incorporation, provides that, to the fullest extent allowed by the BCL, no director of the Registrant shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director.
 Any amendment or repeal of the Indemnification Bylaw will operate prospectively only and will not affect any action taken, or failure to act, by a director or officer prior to the adoption of such amendment or repeal.
4. Director and Officer Liability Insurance. The Registrant maintains director and officer liability insurance covering its directors and officers with respect to liability which they may incur in connection with their serving as such, which liability could include liability under the Securities Act of 1933. Under the insurance, the Registrant is entitled to reimbursement for amounts as to which the directors and officers are indemnified under the Indemnification Bylaw. The insurance may also provide certain additional coverage for the directors and officers against certain liability even though such liability is not subject to indemnification under the Indemnification Bylaw.

5. Indemnification Agreements. At their Annual Meeting held on April 24, 1987, the shareholders of Mine Safety Appliances Company, predecessor of the Company, also approved a proposed form of Indemnification Agreement to be entered into between the Registrant and each of its present and future directors and such other officers, employees and agents of the Registrant and its subsidiaries as shall be designated from time to time by the Board of Directors.
The form of agreement provides essentially the same rights to indemnification against liabilities and expenses as are provided in the Indemnification Bylaw. In addition, the form of agreement requires the Registrant to either maintain the liability insurance coverage currently in effect for the benefit of the contractee or to hold the contractee harmless to the full extent of such coverage.
Further, the form of agreement provides that if the full indemnification claimed by the contractee may not be paid by the Registrant because prohibited by law and the Registrant is jointly liable with the contractee as to the matter for which indemnification was sought (or would be so liable if the Registrant were joined in such matter), the contractee has a right to contribution from the Registrant for the amount of any expenses and liabilities incurred by the contractee as to such matter based on the relative benefits received by the Registrant and the contractee from the transaction from which the liability arose and the relative fault of the Registrant (including the Registrant’s other directors, officers, employees or agents) and the contractee in connection with the events which resulted in such expenses or liability, as well as any other relevant equitable considerations.
Under the form of agreement, a contractee is entitled to the rights to indemnification for expenses and liability, advancement of expenses and contribution provided by the agreement notwithstanding any amendment or repeal of the Indemnification Bylaw. In addition, although a change in law restricting indemnification rights would automatically restrict the indemnification rights provided under the Indemnification Bylaw, the form of agreement provides that a change in law restricting indemnification rights will not affect the rights of a contractee under the agreement unless the law so requires.
Item 7. Exemption From Registration Claimed.
Not applicable.

Item 8. Exhibits.
The following exhibits are filed herewith or incorporated by reference as part of the registration Statement:

Exhibit Number	Description
4.1	Amended and restated Articles of Incorporation of the Company, incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 7, 2014.
4.2	Amended and restated By-laws of the Company, incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on March 7, 2014.
5.1	Opinion of K&L Gates LLP.*
23.1	Consent of K&L Gates LLP (included in the opinion filed as Exhibit 5.1 to this registration statement).*
23.2	Consent of Ernst & Young LLP.*
24.1	Power of Attorney (included on signature page hereto).*
99.1
Sierra Monitor Corporation 2006 Equity Incentive Plan, incorporated herein by reference to Exhibit 10.1 to Sierra Monitor Corporation’s Current Report on Form 8-K filed with the Commission on May 22, 2006.

99.2
Sierra Monitor Corporation 2016 Equity Incentive Plan, incorporated herein by reference to Exhibit 10.1 to Sierra Monitor Corporation’s Current Report on Form 8-K filed with the Commission on May 20, 2016.

______________
*    Filed herewith.
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post‑effective amendment to this Registration Statement:
i. To include any prospectus required by Section 10(a)(3) of the Securities Act;
ii. To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.
iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cranberry Township, Commonwealth of Pennsylvania, as of June 5, 2019.

MSA Safety Incorporated
(Registrant)
By: /s/ Nishan J. Vartanian
Nishan J. Vartanian
President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Nishan J. Vartanian, Kenneth D. Krause and Douglas K. McClaine his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her or in his or her name, place and stead, in any and all capacities to sign any and all amendments or post-effective amendments to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated, as of June 5, 2019.

Signature	Title

/s/ Nishan J. Vartanian	President and Chief Executive Officer, Director, Principal Executive Officer
Nishan J. Vartanian

/s/ Kenneth D. Krause	Senior Vice President, Chief Financial Officer, Treasurer and acting Chief Accounting Officer; Principal Financial Officer and Principal Accounting Officer
Kenneth D. Krause

/s/ Robert A. Bruggeworth	Director
Robert A. Bruggeworth

/s/ Thomas W. Giacomini	Director
Thomas W. Giacomini

/s/ Gregory B. Jordan	Director
Gregory B. Jordan

/s/ William M. Lambert	Chairman of the Board
William M. Lambert

/s/ Diane M. Pearse	Director
Diane M. Pearse

/s/ Rebecca B. Roberts	Director
Rebecca B. Roberts

/s/ Sandra Phillips Rogers	Director
Sandra Phillips Rogers

/s/ John T. Ryan III	Director
John T. Ryan III

/s/ William R. Sperry	Director
William R. Sperry

Exhibit Index

(Pursuant to Item 601 of Regulation S-K)

Exhibit No.	Description	Method of Filing
4.1	Amended and restated Articles of Incorporation of the Company.	Incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 7, 2014.
4.2	Amended and restated By-laws of the Company.	Incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on March 7, 2014.
5.1	Opinion of K&L Gates LLP.	Filed herewith.
23.1	Consent of K&L Gates LLP (included in the opinion filed as Exhibit 5.1 to this registration statement).*	Filed herewith.
23.2	Consent of Ernst & Young LLP.	Filed herewith.
24.1	Power of Attorney (included on signature page hereto).	Filed herewith.
99.1	Sierra Monitor Corporation 2006 Equity Incentive Plan.	Incorporated herein by reference to Exhibit 10.1 to Sierra Monitor Corporation’s Current Report on Form 8-K filed with the Commission on May 22, 2006.
99.2	Sierra Monitor Corporation 2016 Equity Incentive Plan.	Incorporated herein by reference to Exhibit 10.1 to Sierra Monitor Corporation’s Current Report on Form 8-K filed with the Commission on May 20, 2016.